AMENDMENT NO. 3
TO
NOTE AND WARRANT PURCHASE AGREEMENT

AMENDMENT NO. 3, dated as of June 16, 2010 (this “Amendment”), by and among NovaRay Medical, Inc., a Delaware corporation (the “Company”), and Vision Opportunity Master Fund, Ltd., a Cayman Islands exempted company (“Lead Series A-1 Purchaser”).

WHEREAS, the Company, the Lead Series A-1 Purchaser, BIOBRIDGE LLC and Triple Ring Technologies Inc. entered into the Note and Warrant Purchase Agreement dated as of March 11, 2010, as amended by Amendment No. 1 to the Note and Warrant Purchase Agreement, dated as of March 29, 2010, and Amendment No. 2 to the Note and Warrant Purchase Agreement, dated as of April 20, 2010 (collectively, the “Agreement”). Except as otherwise provided herein, capitalized terms used in this Amendment have the meanings assigned to them in the Agreement; and

WHEREAS, the Company and the Lead Series A-1 Purchaser desire to amend the Agreement as contained herein.

NOW, THEREFORE, in consideration for the mutual promises herein contained, the parties agree as follows:

1.           Amendments to Agreement.  Effective as of the date hereof, the Agreement is hereby amended as follows:

A.           Sections 1.1(a), 1.3(a) and 1.3(b) of the Agreement shall be amended so that each reference to “two million five hundred thousand dollars ($2,500,000)” shall be replaced with “three million five hundred thousand dollars ($3,500,000)”.

B.           Section 1.3(b) of the Agreement shall be amended so that the reference to “one million two hundred thousand dollars ($1,200,000)” shall be replaced with “two million two hundred thousand dollars ($2,200,000)”.

C.           Section 1.4(b) of the Agreement shall be amended so that the reference to “$1,200,000” in the last parenthetical of the penultimate sentence shall be replaced with “$2,200,000”.

D.           Exhibit B-1 to the Agreement (Form of Series A-1 Note) is hereby amended by changing the definition of “Maturity Date” from “June 30, 2010” to “August 31, 2010”.  For the avoidance of doubt, any and all Series A-1 Notes issued on or after the date hereof shall be issued with a Maturity Date of August 31, 2010 (and all Series A-1 Notes issued prior to the date hereof are being amended concurrently herewith to change the Maturity Date to August 31, 2010).

2.           Ancillary Documents.  All ancillary documents to the Agreement which contain any provision that refers to $2,500,000 as the maximum aggregate principal amount of the Company’s Series A-1 Notes shall be deemed to be amended so that such provision shall refer to the new maximum aggregate principal amount of $3,500,000.

3.           Consent to Amendment.  The Company and the Lead Series A-1 Purchaser hereby consent to and approve the amendments to the Agreement as set forth in this Amendment.

4.           Governing Law.  All matters relating to the Agreement or this Amendment shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.

5.           Entire Agreement and Amendment.  This Amendment represents the entire agreement between the parties with respect to the subject matter of this Amendment, and may not be changed, modified or terminated except as provided in Section 7.3 of the Agreement.  Except as specifically set forth in this Amendment, the Agreement shall remain unmodified and in full force and effect.

6.           Binding Effect.  This Amendment shall inure to the benefit of and be binding upon the Company and the Purchasers and their respective successors and permitted assigns.

7.           Counterparts.  This Amendment may be signed in counterparts (including by facsimile or electronic transmission), each of which shall constitute an original and all of which together shall constitute one and the same instrument.  It shall not be necessary that any single counterpart be signed by all of the parties so long as each party hereto shall have executed and delivered at least one counterpart hereof.

[signatures follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first above written.

NovaRay Medical, Inc. By: /s/ Marc C. Whyte Name: Marc C. Whyte Title: Chief Executive Office Vision Opportunity Master Fund, Ltd. By: /s/ Adam Benowitz Name: Adam Benowitz Title: Director